Exhibit 10.58

AMENDMENT TO MANAGEMENT AGREEMENT
BY AND BETWEEN
GAMING ENTERTAINING (DELAWARE), L.L.C.
AND HARRINGTON RACEWAY, INC.

This Amendment is entered into as of March 18, 1998.

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Gaming Entertainment (Delaware), L.L.C. (“GED”) and Harrington Raceway, Inc. (“HRI”), hereby modify, as set forth below that certain Management Agreement by and between GED and HRI dated January 31, 1996 (the “Management Agreement”).

All provisions of the Management Agreement not specifically cited and modified in this Amendment shall remain in full force and effect, and all terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Management Agreement.

The parties agree that the Management Agreement shall be modified as follows:

ARTICLE I

DEFINITIONS

There shall be added to Article I new definitions, reading as follows:

“Grandstand Facility” means that certain multi-level structure located on the premises adjacent to the Entertainment Center, as depicted by Exhibit “A” attached hereto and incorporated herein by reference, and improved to include (by way of example, and not limitation) a kitchen and buffet facility, a simulcast facility, and operational facilities related to the foregoing.

The definition of “Gross Revenues is deleted in its entirety, and the following definition is substituted therefore:

“Gross Revenues” means all revenues, rental income (other than rental payments under the DSF/HRI Lease or the Sublease and Leaseback Agreement), sales or other income (exclusive of interest, dividends and other passive investment earnings realized from time to time with respect to funds invested by HRI, and regardless of the source of such invested funds) derived from goods sold, services performed or Commercial Activities, including, without limitation, Gross Win derived from Video Lottery Machines operated within the Entertainment Center, other income and sales derived from gaming and vending equipment, sales of food, beverages, non-food merchandise, OTB Revenue, revenue derived on the GED Premises from programs conducted by and/or with the consent of, and/or at the direction of GED and all other revenues, rental income, sales or other income derived from operation of the Entertainment Center and the related Improvements, net of payments of, and accruals for, payments of winnings to players, and prior to deduction for expenses of any kind or nature including, without limitation, (i) gaming taxes, (ii) payments to the Delaware State Lottery for Video Lottery Machines and services, and (iii) statutory purse supplements payable from Video Lottery Machines.

For the time period commencing April 1, 1998, and continuing for the remainder of the Term, “Gross Revenues” shall include 25% of the “Cost” of promotional allowances and/or complimentary goods or services provided in connection with the Entertainment Center and the Related Improvements (collectively, “Comps”).  The “Cost” of Comps shall be calculated as the actual cost of the food, beverages and/or merchandise provided on a complimentary basis, plus a “Proportionate Amount” of the salary and/or wages, payroll taxes, and benefits with respect to personnel employed in connection with providing Comps.  The “Proportionate Amount” shall be determined by a fraction, the numerator of which shall be the retail price of the Comps and the denominator of which shall be retail price of total food, beverage, and/or merchandise sales during the same time period.  The “Cost of Comps shall not include indirect, overhead or administrative costs, except as provided above, nor the price of complimentary admission tickets with respect to entertainment shows occurring on the GED Premises.

ARTICLE 4

DUTY AND AUTHORITY OF GED

The existing Section 4.l(g)(ii) shall be deleted in its entirety, and a new Section 4.1(g)(ii) substituted therefore, as follows:

(ii)           Repairs, decorating costs and alterations as GED may determine are reasonable (subject to such parameters as are hereafter established by the parties) in connection with the operation, management and maintenance of the Entertainment Center and Related Improvements; provided specifically, that after March 18, 1998, GED is authorized to utilize up to Five Hundred Thousand and no/100 Dollars ($500,000.00) from the Disbursement Accounts to fund (i) placement of one hundred twenty-two (122) new Video Lottery Terminals in the former Entertainment Center simulcast room, and (ii) construction of increased seating capacity within the Midway Buffet restaurant.

ARTICLE 7

MANAGEMENT FEES

There shall be added to the Management Agreement new Sections 7.3A and 7.3B, reading as follows:

7.3A Reduction of Management Fees/Target Bonus.  Notwithstanding anything to the contrary contained within this Article 7, Management Fees and Target Bonus due GED in each of the five (5) succeeding one-year periods commencing June 1, 1998, shall be reduced by an amount which is the lesser of (i) the total amount of Management Fees and Target Bonus (in the aggregate) due GED for that one-year period, or (ii) One Hundred Eighty Thousand and no/100 Dollars ($180,000.00). The aggregate of the Management Fees and Target Bonus for each such year shall be reduced, on a monthly basis, in the amount of Fifteen Thousand and no/100 Dollars ($15,000.00) per each calendar month during the June 1 fiscal year under consideration (first offsetting Management Fees, to the full extent thereof as the case may be, and then offsetting Target Bonus); provided, however, that at the conclusion of such fiscal year there shall be a reconciliation between the aggregate monthly offset for such fiscal year thus realized by HRI against the aggregate Management Fees and Target Bonus due GED for such period to ensure that the reduction for that fiscal year totals no more than the reduction computed in accordance with the terms set forth in the first sentence of this Section 7.3A and, further, that the aggregate annual Management Fees and Target Bonus for any one (1) fiscal year shall never be reduced below zero (-0-).

7.3B Management Fees and Target Bonus not Calculated Upon Simulcast and Grandstand Facility Operations.  Notwithstanding anything to the contrary contained within this Article 7 (and in lieu of any “Prepayment Discount” to which HRI otherwise may be entitled under the terms of that certain January 31, 1996 Sublease and Leaseback Agreement by and among HRI, GED, Full House Resorts, Inc. and GTECH Gaming Subsidiary 1 Corporation (now known as Dreamport, Inc.), as that term is defined by and applied pursuant to the terms of the aforesaid agreement), commencing June 1, 1998, revenues generated by activities (other than gaming activities, defined to mean activities specifically, as opposed to tangentially, regulated by the Delaware Gaming Commission) not conducted exclusively within the confines of the Entertainment Center (such activities being hereinafter referred to as “excluded activities”) shall not be considered in calculating GED’s Management Fees and/or Target Bonus.  Excluded activities shall include, by way of example and not limitation, simulcast operations and food and beverage sales occurring within the Grandstand Facility, and, except as hereinafter provided, all other non-gaming activities conducted beyond the confines of the Entertainment Center.  Likewise, the costs of operations undertaken to support excluded activities (such as those support operations directly related to the operation of the Grandstand Facility) shall not be considered Operating Expenses for the purpose of calculating the Net Operating Profit from which GED’s Target Bonus is calculated.  The terms of this Section to the contrary notwithstanding:  (i) any activity conducted outside of the confines of the Entertainment Center but undertaken primarily to promote the business conducted from time to time within the confines of the Entertainment Center (e.g., an event conducted in any of the “special” purpose buildings situated on the larger premises of which the GED Premises are a part and having as a purpose the promotion of the Entertainment Center or otherwise related to activities conducted within the confines of the Entertainment Center) shall not, if HRI so consents in writing and, in each instance, prior to such activity first occurring, constitute an “excluded activity” for purposes of this Section and both the revenues realized from such related “off-site” activities and the costs of operations to support such activities shall be considered in calculating GED’s Management Fees and Target Bonus; and (ii) GED agrees that GED shall make no claim against HRI for the Prepayment Discount already credited to HRI in the amount of $93,584.91.

The existing 7.6(a) shall be deleted in its entirety, and a new Section 7.6(a) substituted therefore, as follows:

7.6 Start-Up Advances

(a) All initial Soft Costs associated with planning, constructing and developing the Entertainment Center and Related Improvements, including all costs and expenses incurred by GED in furtherance thereof, shall be charged as a cost of developing the Entertainment Center; provided, however, that all costs associated with (i) constructing, including managing the construction of, the Grandstand Facility, (ii) moving simulcast activities from the Entertainment Center into the Grandstand Facility, and (iii) making improvements to the restaurant located within the Grandstand Facility shall not be Soft Costs and shall be borne solely by HRI.

ARTICLE 8

INSURANCE

The existing Section 8.2 shall be deleted in its entirety, and a new Section 8.2 substituted therefore, as follows:

8.2 Construction Period.  During the course of new construction or substantial remodeling of the GED Premises (excepting construction or remodeling related to the Grandstand Facility), GED shall obtain builders’ risk insurance, on an “all risk” basis (including collapse) and on a non-reporting form, for the full replacement value covering the interests of HRI and GED in all work incorporated into the GED Premises, all material and equipment on or about the GED Premises or environs, and all new construction and remodeling in respect of the Entertainment Center and Related Improvements.  All material and equipment in any off-site storage location intended for permanent use in the Entertainment Center or the Related Improvements, or incident to the construction thereof, shall be insured on an “all risk” basis as soon as the same are delivered to such off-site locations.  The cost of the insurance required pursuant to this Section shall be an Operating Expense.  It shall be the responsibility of HRI, rather than the responsibility of GED, to obtain the insurance required herein as to any matters addressed within this Section 8.2 which involve construction or remodeling of the Grandstand Facility.

IN WITNESS WHEREOF, HRI and GED have caused this Amendment to be executed and delivered under their respective seals on the       day of August, 1998.

HARRINGTON RACEWAY, INC.		GAMING ENTERTAINMENT (DELAWARE), L.L.C., by its Members, as follows:

By:	/s/ John S. Walls	DREAMPORT, INC.
Its:	President	(formerly, GTECH Gaming Subsidiary Corporation)
Date :	February 1, 1999

		By :	/s/ John E. Taylor
		Its:	President & CEO
		Date:	February 4, 1999

FULL HOUSE SUBSIDIARY, INC.

		By :	/s/ Gregg R. Guffria
		Its:	President
		Date:	2/2/99